Exhibit 16.1

June 17, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Empire Petroleum Partners, LP in this Amendment No. 1 to the Registration Statement on Form S-1 pursuant to Item 304(a)(1) of Regulation S-K (copy attached). We agree with the statements concerning our Firm in such Amendment No. 1 to Form S-1.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP was previously our independent auditors since July 7, 2011. On November 26, 2014, the board of directors dismissed PricewaterhouseCoopers LLP and retained Grant Thornton LLP as its Independent Registered Accounting Firm.

The report of PricewaterhouseCoopers LLP on the consolidated financial statements for the fiscal year ended December 31, 2013 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal year ended December 31, 2013 and the subsequent interim period through November 26, 2014, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statement for such year. During the fiscal year ended December 31, 2013 and the subsequent interim period through November 26, 2014, there were no reportable events (as defined in Regulation S-K 3-4(a)(1)(v)).

We have provided PricewaterhouseCoopers LLP with a copy of the foregoing disclosure and have requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the SEC stating whether or not PricewaterhouseCoopers LLP agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter from PricewaterhouseCoopers LLP is filed as an exhibit to the registration statement of which this prospectus is a part.